Exhibit 10.9

AMENDMENT TO THE

1993 STOCK PLAN

FOR

EMPLOYEES OF

HONEYWELL INTERNATIONAL INC. AND ITS AFFILIATES

The 1993 Stock Plan for Employees of Honeywell International Inc. and Its Affiliates (“the Plan”) is hereby amended effective December 8, 2006, by replacing Section 17 of the Plan in its entirety with the following paragraph:

“17.	Adjustment Upon Changes in Capitalization

Notwithstanding any other provision of the 1993 Plan, the Committee shall make or provide for equitable adjustments to the 1993 Plan, to any outstanding Awards and to the number and class of Shares as to which Awards may be granted to any employee over any three-year period, to all employees through April 25, 2003 and as Incentive Stock Options in any year, and shall make equitable adjustments to any outstanding Awards to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of Common stock (other than normal cash dividends), changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of Shares, separations, reorganizations, liquidations and the like. In the event of any offer to holders of Common Stock generally relating to the acquisition of their Shares, the Committee shall make equitable adjustment in respect of outstanding Awards including revision of outstanding Stock Options, Rights and Units so that they may be exercisable for or payable in the consideration payable in the acquisition transaction. Any such determination by the Committee shall be conclusive.”